Exhibit 10.3
CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [†].
EXCLUSIVE LICENSE AGREEMENT
Between
NanoString Technologies, Inc.
(Licensee)
And
The Institute for Systems Biology
(INSTITUTE)
This Exclusive License Agreement (hereinafter called “Agreement"), is entered into as of February 4, 2004 by and between The Institute for Systems Biology (the "Institute"), a Washington nonprofit corporation, having its principal place of business at 1441 No. 34th Street, Seattle, WA 98103, and NanoString Technologies, Inc, ("Licensee"), and shall be effective upon satisfaction of Licensee's obligations pursuant to Sections 4.1 and 6.2 of this Agreement (the "Effective Date").
RECITALS
WHEREAS, the Institute is the owner of the Licensed Patents and Licensed Know-How (as defined below);
WHEREAS, the Institute is willing to grant an exclusive license under the Licensed Patents and Licensed Know-How to Licensee on the terms, and subject to the conditions, set forth herein; and
WHEREAS. Licensee desires to obtain an exclusive license under the Licensed Patents and Licensed Know-How from the Institute.
NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby expressly agree as follows:
AGREEMENT
1DEFINITIONS AS USED HEREIN
1.1"Licensed Patents" means the patent applications listed on Appendix A and any patent applications filed by Institute or Licensee claiming Licensed Know-How, the inventions described and claimed therein and any divisionals, continuations, continuations-in-part, but only to the extent that such continuation-in-part applications are directed to subject matter specifically described in and can claim benefit of the priority of a patent application(s) listed on Appendix A, extensions (including supplemental protection certificates), substitutions, registrations, confirmations, re-examinations, renewals and patents issuing thereon or reissues thereof: and any and all foreign patents and patent applications corresponding thereto, which are owned by or under the control of the Institute, and which will be automatically added to Appendix A
1.2"End User" means any user who exploits the utility of a Licensed Product.
1.3"Field" means all diagnostic and therapeutic uses.
1.4"Licensed Product(s)" means any method, composition, or device the manufacture, use, sale, offer for sale, or import of which, but for the license granted in this Agreement, would infringe or contribute to the infringement of a Valid Claim.
1.5"Licensed Know-How" shall mean any and all technical information, processes, compositions, formulae, data, engineering, materials, reports, analyses, know-how, trade secrets and other subject matter (i) owned by, or subject to an obligation to assign to, the Institute; and (ii) necessary or useful for the development, manufacture, use and/or commercialization of the Licensed Products in the Field; and (iii) documented in the laboratory notebooks identified on Appendix B.
1.6"Net Sales" shall mean LICENSEE's and its sublicensees' billings for LICENSED PRODUCTS produced hereunder less the sum of the following:

(a)discounts allowed in amounts customary in the trade;
(b)sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;
(c)outbound transportation prepaid or allowed; and
(d)amounts allowed or credited on returns.
No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. LICENSED PRODUCTS shall be considered "sold" when billed out or invoiced.
1.7"Affiliates" means any corporation, partnership, joint venture or other entity of which fifty percent (50%) or more of the common stock or other equity ownership thereof is owned by Licensee or which owns fifty percent (50%) or more of the common stock or other equity ownership of Licensee.
1.8"Effective Date" is as defined in the initial paragraph of this Agreement.
1.9"Parties" means Licensee and the Institute.
1.10"First Commercial Sale" means the first sale to an End User of a Licensed Product; provided, however, that a sale to an Affiliate will not constitute a First Commercial Sale unless the Affiliate is an End User.
1.11"Valid Claim" means a claim of (a) a pending patent application included within the Licensed Patents, which claim, together with any amended versions thereof, has not been pending for longer than five years after the First Commercial Sale of a Licensed Product; or (b) an issued patent included within the Licensed Patents, which claim has not lapsed, been canceled or became abandoned and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
1.12"Commercially Reasonable Efforts" means the efforts that a reputable pharmaceutical or biotechnology company would use to develop and commercialize in a commercially and scientifically reasonable and diligent manner, one of such company's principal technologies or products, giving full consideration to all relevant matters, such as science, costs, regulatory approvals and market conditions.
2GRANT OF LICENSE
2.1License Grant. The Institute grants to Licensee an exclusive, worldwide license under the Licensed Patents and Licensed Know-How, and within the Field to make, have made, use, sell, offer for sale or import Licensed Products, including the right to grant sublicenses pursuant to Section 2.2. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of the Institute other than Licensed Patents regardless of whether such patents are dominant or subordinate to Licensed Patents.
2.2Sublicensing.
(a)For so long as Licensee is in compliance with its obligations under this Agreement, Licensee may grant sublicenses under the Licensed Patents and Licensed Know-How to the extent of the rights granted to Licensee in Section 2.1.
(b)Licensee will not grant any rights that are inconsistent with the rights granted to and obligations imposed on Licensee hereunder. No such sublicense agreement will contain any provision that would cause it to extend the term of this Agreement or increase in any way any Institute's obligations under this Agreement.
(c)Licensee will be responsible for its sublicensees' compliance with the terms of this Agreement. Any act or omission of a sublicensee which would be a breach of this Agreement if performed by the Licensee will deemed to be a breach by Licensee of this Agreement.
(d)Licensee agrees to provide the Institute with a copy of each sublicense within thirty days of its full execution provided that Licensee shall have the right to redact any information that is not relevant to the Licensed Patents or Licensee's obligations hereunder. Each sublicense shall comply with the requirements of this Section 2.2.

(e)Upon termination of this Agreement for any reason, any sublicense not then in default shall continue in full force and effect except that the Institute shall be substituted in place of Licensee; provided that, within sixty (60) days of such termination, each sublicensee agrees in writing to be bound by all the applicable terms and conditions of this Agreement. Licensee shall notify the sublicensees of any such termination within thirty (30) days of such termination.
2.3Reserved Rights. The license grant set forth in Section 2.1 will be further subject to, restricted by and non-exclusive with respect to:
(a)the use of Inventions described or claimed in the Licensed Patents and Licensed Know-How by the Institute solely for non-commercial research, teaching and other educational purposes;
(b)subject to the prior written consent of Licensee and appropriate confidentiality and limited use restrictions, the use of inventions described or claimed in the Licensed Patents and Licensed Know-How by the Institute's collaborators at academic or research institutions solely for non-commercial research purposes;
(c)any non-exclusive license of inventions described or claimed in the Licensed Patents and Licensed Know-How that the Institute is required by law or regulation to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America; and
(d)any rights not included within the Field.
2.4Licensee agrees that, where required by government law or regulation, products used or sold in the United States embodying Licensed Products shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the United States Government.
3.LICENSED PRODUCT DEVELOPMENT EFFORTS
3.1Commercially Reasonable Efforts. Licensee will at all times use Commercially Reasonable Efforts to:
Realize Net Sales to End Users of at least $[†] for one or more Licensed Products on or before the [†] ([†]) anniversary of this Agreement or pay a minimum annual royalty payment of $[†] per year, with the first such payment due on the [†] anniversary of the Effective Date ("Milestone Event").
Upon the First Commercial Sale, thereafter and until the expiration of this Agreement, Licensee shall use Its Commercially Reasonable Efforts to keep Licensed Products reasonably accessible to the public.
3.2Institute's Remedy. If Licensee is not using Commercially Reasonable Efforts to achieve a particular Milestone Event, by the time specified in Section 3.1, then Institute may, subject to Licensee's right to contest under Section 3.3, terminate this Agreement.
3.3Licensee’s Remedies. If the Institute elects to terminate this Agreement as specified in Section 3.2 and Licensee contests such election, then prior to the Institute taking such remedy:
(a)The Institute shall provide written notice of its intention to terminate this Agreement pursuant to Section 3.2. As soon as practicable after receipt of such notice and in any event no later than ten (10) business days thereafter, the President of Licensee and a designated officer with appropriate settlement authority from the Institute shall meet at a mutually agreed upon time and location for the purpose of discussing the basis of the Institute's decision to terminate. They shall engage in good faith discussions and/or negotiations for a period of up to ten (10) days to resolve the disagreement or negotiate an interpretation or revision of the applicable portion of this Agreement which is mutually agreeable to both parties, without the necessity of formal procedures relating thereto. During the course of such discussion and/or negotiation, the parties shall reasonably cooperate and provide information that is not materially confidential in order so that each of the parties may be fully informed with respect to the issues in dispute.
(b)In the event the parties do not reach agreement pursuant to Section 3.3(a), Licensee may request, and Institute will agree to submit to binding arbitration, the question of whether or not Licensee has used Commercially Reasonable Efforts to satisfy a particular Milestone Event. Such dispute will be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association ("AAA") relating to voluntary arbitrations. The arbitration proceedings will be held in Seattle, Washington. The arbitration will be conducted by one arbitrator, who is knowledgeable in the subject matter at issue in the dispute and who will be selected by mutual agreement of the Parties or failing such agreement, will be selected in accordance with the AAA rules. The decision of the arbitrator will be final and binding on the Parties.
(c)If the arbitrator in said arbitration finds that Licensee has used Commercially Reasonable Efforts or satisfied the Milestone Event at issue, the Agreement will not be terminated.
(d)If the arbitrator in said arbitration finds that Licensee has not used Commercially Reasonable Efforts or has failed to satisfy the Milestone Event at issue, the Institute may terminate this Agreement as specified in Section 3.2 above.
(e)If Licensee (or its sublicensees) achieves any Milestone Event set forth in Section 3.1, then that constitutes conclusive evidence that Licensee has used Commercially Reasonable Efforts with respect to such Milestone Event. If Institute attempts to pursue a remedy pursuant to Section 3.2 (which is contested by Licensee pursuant to Section 3.3) because Institute believes that Licensee is not using Commercially Reasonable Efforts to meet a Milestone Event, but the time period specified for the applicable Milestone Event has not yet elapsed, then the burden of proof will be on Institute to prove that Licensee has not used Commercially Reasonable Efforts. Alternatively, if Institute attempts to pursue a remedy pursuant to Section 3.2 (which is contested by Licensee pursuant to Section 3.3) because Licensee has failed to meet a Milestone Event within the time period specified, and the time period for such Milestone Event has already elapsed, then the burden of proof will be on Licensee to prove that Licensee has used Commercially Reasonable Efforts to achieve such Milestone Event but despite such Commercially Reasonable Efforts, Licensee was unable to do so.
4.PAYMENTS AND REPORTS
4.1License Fee. As partial consideration for the license granted herein, Licensee shall issue to Institute shares of Common Stock of Licensee representing [†] percent ([†]%) of the outstanding capital stock issued to all founders, including the Institute, prior to the first closing of Licensee's Series A Preferred Stock financing (the "Initial Closing").
4.2Royalties. Licensee will pay Institute a royalty equal to [†]% of Net Sales Licensed Products made by Licensee and/or its Sublicensees.
4.3Combination Products. If a Licensed Product is sold in conjunction with or includes other components that contribute value to said Licensed Product ("Combination Licensed Product"), then in lieu of the royalty rate specified in Section 4.2 of the Agreement, the applicable royalty rate on the Net Sales of such Combination Licensed Product will be calculated as the product obtained by multiplying the royally specified in Section 4.2 by the fraction A/(A+B), in which A is the value of the technology licensed under this Agreement and B is the value of the other components; provided, however, that in no event will the royalty rate payable to the Institute be less than [†] percent ([†]%) of the royalty specified in Section 4.2. For purposes of this Section the "value" of each component contributing value to the Licensed Product shall mean that component's contribution to the combined value of the Combination Licensed Product. The value of A and B will be determined in good faith by Institute and Licensee. As of the Effective Date A/(A+B)=1.
4.4Sales to Affiliates. In order to assure Institute the full royalty payments on Net Sales contemplated in this Agreement, Licensee agrees that in the event any Licensed Product is sold for purposes of resale to an Affiliate, then the royalties to be paid in respect to such Licensed Product will be computed on the net selling price at which the Affiliate sells such Licensed Products, rather than on the net selling price of Licensee. The calculation of the net selling price on which the royalties under this paragraph will be paid will be determined in the some manner as Net Sales.
4.5One Royalty. For the avoidance of doubt, it is understood that no more than one royalty payment shall be due with respect to the sale of a particular Licensed Product. The obligation to pay royalties to Institute is imposed only once with respect to the same unit of Licensed Product regardless of the number of Valid Claims pertaining thereto.
4.6Payments. Licensee will make payments to the Institute specified in Sections 4.2 within [†] ([†]) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement covering the quantity of Licensed Products sold by Licensee during the preceding calendar quarter. After termination or expiration of this Agreement, Licensee will make a final payment covering the final whole or partial calendar quarter. A written statement of Net Sales of Licensed Products by Licensee, Affiliates or sublicensees during such calendar quarter will accompany each quarterly payment. Such written statements will be duly signed and certified by an authorized signatory of Licensee on behalf of Licensee and will show the Net Sales of Licensed Products by Licensee, Affiliates or sublicensees during such calendar quarter and the amount of royalties payable under this Agreement based thereon.
4.7Form of Payment. All payments due hereunder are expressed in and will be paid by wire transfer or check payable in U.S. dollars, without deduction of exchange, collection or other charges, to the Institute, or to the account of the Institute at such other bank as the Institute may from time to time designate by written notice to Licensee.
4.8Interest. In the event that any payment due hereunder is not made when due, the payment will accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) two percent (2%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter; provided, however, that in no event will said annual interest rate exceed the maximum legal interest rate for corporations. Each such royalty payment when made will be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof will not negate or waive the right of the Institute to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.
4.9Exchange Rate. Whenever conversion of payments from any foreign currency to U.S. dollars is required, such conversion will be made at the rate of exchange reported in the Wall Street Journal on the last business day of the applicable reporting period.
5.RECORDS AND INSPECTION
Licensee will maintain or cause to be maintained a true and correct set of records pertaining to the activities contemplated under this Agreement for a period of [†] ([†]) years following a given reporting period, including Net Sales of Licensed Products by Licensee, Affiliates and sublicensees under this Agreement. Licensee agrees to permit an independent certified public accountant selected and paid by the Institute and reasonably acceptable to Licensee to have access during ordinary business hours to such records, including, but not limited to, complete copies of sublicense agreements, as are maintained by Licensee and as may be necessary, in the opinion of such accountant, to determine the correctness of any report and/or payment made under this Agreement. Such audits may be exercised no more than once in any [†] ([†]) month period upon at least [†] ([†]) days prior written notice to Licensee. The Institute will bear the full cost of such audit unless the audit reveals an underpayment of royalty by more than [†] percent ([†]%). In such case, Licensee will pay the cost of the audit. Such accountant will maintain in confidence, and will not disclose to the Institute, any information concerning Licensee or its operations or properties other than information directly relating to the correctness of such reports and payments.
6.PATENTS
6.1Patent Prosecution and Maintenance. From and after the Effective Date of this Agreement, the provisions of this Section 6 will control the filing, prosecution and maintenance of the Licensed Patents. Licensee will direct and manage (i) the preparation, filing and prosecution of the United States and foreign patent applications arising from or relating to the Licensed Patents (including any interferences and foreign oppositions) and (ii) the maintenance of the Licensed Patents. The Institute will select the patent attorney, subject to Licensee's prior written approval, which approval will not be unreasonably withheld and the Institute will be said attorney's client. The Institute and Licensee will consult from time to time on patent matters, at which time patent counsel may be changed by mutual agreement of the parties.
6.2Patent Costs. Licensee will reimburse Institute for all reasonable and necessary out-of-pocket patent expenses incurred by Institute prior to the Effective Date incident to the filing, prosecution and maintenance of the Licensed Patents. After the Effective Date Licensee will be responsible to pay all costs incurred incident to filing, prosecution and maintenance of the Licensed Patents directly to the patent attorney within thirty (30) days after Licensee receives an invoice therefore.

6.3Effect of Licensee's Abandonment. In the event that Licensee decides not to continue to the prosecution of a patent application or patent within the Licensed Patents in a particular country, Licensee will give Institute at least [†] ([†]) days prior written notice of such election. No such decision will have any effect on Licensee's obligations to pay expenses incurred up to the effective date of such election. From and after the effective date of such election, Institute will have the right, but not the obligation, to assume, at its own expense, the prosecution and/or maintenance of the patent application or patent which Licensee is discontinuing in the applicable country. From and after the effective date of such election, solely with respect to the applicable country, any such patent application or patent as to which Licensee will have elected to discontinue will thereafter be excluded from Licensed Patents and from the scope of the license granted under this Agreement. All rights relating to such patent application or patent in such country will revert to Institute and may be freely licensed by Institute to any other person or entity.
6.4Information to Institute. Licensee will use good faith efforts to first consult with the Institute as to the preparation, filing, prosecution and maintenance of all the Licensed Patents. Licensee shall furnish to the Institute copies of all material documents relevant to any such preparation, prosecution and maintenance of any patent covering Licensed Patents. Without limiting the foregoing, Licensee will submit to Institute copies of all patent applications, official actions and responses thereto.
6.5Cooperation. Institute and Licensee will cooperate fully in the preparation, filing, prosecution and maintenance of Licensed Patents and Licensed Know-How, executing all papers and instruments or requiring members of Institute to execute such papers and instruments so as to enable Institute to apply for, to prosecute and to maintain patent applications and patents in Institute's name in any country. Each Party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.
6.6Infringement. While and as long as its license under this Agreement remains exclusive, Licensee is empowered to take the following actions, provided that Licensee gives at least [†] ([†]) [†] days prior written notice to the Institute of its intent to take any such actions and considers the Institute's views and public interest with respect to the consequences of such actions:
(a)Bring suit in its own name, or if required by law, jointly with Institute, for infringement of the Licensed Patents, provided, however, that Licensee uses counsel experienced in prosecuting such suits. If License brings suit and Institute is required to be added by law, the cost of Institute's participation will be paid by Licensee.;
(b)In any such suit to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and
(c)To settle any claim or suit for infringement or violation of the Licensed Patents by granting the infringing party a sublicense pursuant to the provisions of Article 2 of this Agreement.
If Institute brings to the attention of Licensee in writing any unlicensed infringement of the Licensed Patents within the Field, and Licensee does not, within [†] ([†]) months after Licensee's receipt of such notice;
(x) Secure cessation of the infringement;
(y) File suit against the infringer; or
(z) Provide Institute with evidence of the pendency of a bona fide negotiation for the acceptance by the infringer of a sublicense pursuant to the provisions of Article 2 of this Agreement;
then the Institute shall thereafter have the right to sue for the infringement at Institute's own expense, and to collect for its own use all damages, profits, and awards of whatever nature recoverable for such infringement.
Notwithstanding the foregoing, Institute shall have the option, in its sole discretion and at its own expense, to voluntarily participate in any suit, including any declaratory judgment action, brought by or against Licensee concerning the Licensed Patents, and in such case, any recovery obtained shall be split in proportion to the amount of litigation fees incurred by each Party. Licensee shall keep the Institute fully informed of any action or proceeding brought by or against Licensee concerning the Licensed Patents. The Parties agree to render each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other to ensure the proper and adequate defense or prosecution of any action or proceeding brought by or against any third party relating to the Licensed Patents.
6.7Settlement of Infringement Actions. Neither Party may settle any infringement action covered by Section 6.6 in a manner that diminishes the rights or interests of the other Party without first obtaining the prior written consent of such other Party.
6.8Liability for Loss. The Institute will not be liable for any losses incurred as the result of an action for infringement brought against Licensee as the result of Licensee's exercise of any right granted under this Agreement.
7.TERM AND TERMINATION
7.1Termination. Unless earlier terminated as hereinafter provided, this Agreement will extend for the life of the last to expire patent issued on the Licensed Patents and will then expire automatically, or if no patent issues on the Licensed Patents, this Agreement will continue in full force and effect for a period of five (5) years from the First Commercial Sale of Licensed Products. After such five year period, Licensee will have a license on the same terms as set forth in Section 2.1, except that the license will be a royally-free license and Licensee shall not be obligated to make any payments with respect to Net Sales until such time as one or more patents issues on the Licensed Patents. Upon issuance of any such patent payments related to that patent will once again be payable by Licensee from the date of that patent's issuance in accordance with the rates and the terms and conditions set forth herein.
7.2Default remedies.
(a)If Licensee at any time defaults in the payment of any sum due after the Effective Date when due hereunder and fails to make such payment within fifteen (15) days after receipt of written notice thereof by Institute, Institute may, at its option, terminate this Agreement and all licenses granted herein by notice in writing to such effect.
(b)If either Party at any time materially defaults in the making of any report hereunder, or commits any material breach of any of the terms, covenants or provisions of this Agreement, or makes any materially false report and fails to remedy any such default, breach or report within thirty (30) days after receipt of written notice thereof by the non-breaching Party, the non-breaching Party may, at its option, terminate this Agreement after an additional 30 day cure period to remedy the breach or default by notice in writing to such effect but only if the non-breaching Party first complies with the terms of Section 7.2(c) below. Termination will be effective within five (5) business days of the date of receipt by breaching Party of the notice of termination.
(c)Any dispute under this Agreement other than a dispute arising from a breach of confidentiality, infringement of intellectual property rights or the failure to pay any amount that is readily determinable pursuant to the terms of this Agreement, shall be resolved in accordance with the following procedure:
(i)Either Party may at any time provide the other Party written notice specifying the terms of such disagreement in reasonable detail. As soon as practicable after receipt of such notice, the President of Licensee and a designated officer with appropriate settlement authority from the Institute shall meet at a mutually agreed upon time and location for the purpose of resolving the dispute. They shall engage in good faith discussions and/or negotiations for a period of up to ten (10) days to resolve the disagreement or negotiate an interpretation or revision of the applicable portion of this Agreement which is mutually agreeable to both Parties, without the necessity of formal procedures relating thereto. During the course of such discussion and/or negotiation, the parties shall reasonable cooperate and provide information that is not materially confidential in order so that each of the Parties may be fully informed with respect to the issues in dispute.
(ii)In the event the Parties do not reach agreement pursuant to Section 7.2(c)(i), the aggrieved Party shall request and the other Party will agree to submit to binding arbitration, the question of whether or not this Agreement has been breached. Such dispute will be submitted to final and binding arbitration under the then current commercial rules and regulations of the AAA relating to voluntary arbitrations. The arbitration proceedings will be held in Seattle, Washington. One arbitrator, who is knowledgeable in the subject matter at issue in the dispute and who will be selected by mutual agreement of the Parties or failing such agreement, will be selected in accordance with the AAA rules and will conduct the arbitration. The decision of the arbitrator will be final and binding on the Parties.
(iii)If the arbitrator in said arbitration finds that a Party has materially breached this Agreement, then, and only then, the other Party may terminate this Agreement as specified in Section 7.2(b) above.
7.3Default for bankruptcy. Each Party will have the right, at its option, to cancel and terminate this Agreement in the event that the other Party (i) becomes involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or (ii) makes an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for the other Party and such Party will, after the expiration of thirty (30) days following any of the events enumerated above, be unable to secure a dismissal, stay or other suspension of such proceedings. In the event of termination of this Agreement under this Section 7.3, all rights to the Licensed Patents will revert to the Institute.
7.4Rights after termination. At the date of any termination of this Agreement pursuant to Section 7.2 hereof for material breach by Licensee, or pursuant to Section 7.3 hereof In the event of bankruptcy by Licensee, as of the receipt by Licensee of notice of such termination, Licensee will immediately cease using any of the Licensed Patents and return all copies of the same to the Institute; provided, however, that Licensee may for six (6) months dispose of any Licensed Products actually in the possession of Licensee or as to which it has made irrevocable commitments to sell or have made prior to the date of termination, subject to Licensee's paying to the Institute running royalties in accordance with Section 4.2 with respect thereto and otherwise complying with the terms of this Agreement.
7.5No waiver. No termination of this Agreement will constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations and rights of the Parties under Section 5 will survive termination of this Agreement.
8.ASSIGNABILITY
The rights and licenses granted by Institute in this Agreement are personal to Licensee and may not be assigned or otherwise transferred without the written consent of Institute (such consent not to be unreasonably withheld); provided however that Licensee may, without such consent but with notification, assign this Agreement and its rights and obligations hereunder to any of its Affiliates, or in connection with the transfer or sale of all or substantially all of its business or its merger, acquisition or other consolidation with or into another party other than a transfer or sale in connection with Licensee's insolvency, dissolution, bankruptcy or receivership proceedings. Any permitted assignee shall assume all rights and obligations of its assignor under this Agreement. Any attempted assignment or transfer without consent under circumstances requiring the Institute's consent shall be void and shall automatically terminate all rights of Licensee under this Agreement.
9.GOVERNMENTAL COMPLIANCE
Licensee will, at all times during the term of this Agreement and for so long as it sells Licensed Products, comply and require its sublicensees to comply with all laws that control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Licensed Products or any other activity undertaken pursuant to this Agreement.
10.GOVERNING LAW
This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the State of Washington. This Agreement is expressly acknowledged to be subject to all federal laws, including, but not limited to, the Export Administration Act of the United States of America. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic or country will be considered.
11.ADDRESSES

Any payment, notice or other communication pursuant to this Agreement will be mailed by first class, certified or registered mail, postage prepaid, or delivered by overnight delivery service addressed as follows or to such other address designated by written notice given to the other Party:
In the case of the Institute:
Vice President - COO
The Institute for Systems Biology
1441 No. 34th Street
Seattle, WA 98103
In the case of Licensee:
President
NanoString Technologies, Inc.
c/o Heller Ehrman Venture Law Group
701 Fifth Ave., Suite 6100
Seattle, WA 98104
Any such payment, notice or other communication will be effective upon receipt.
12.ADDITIONAL PROVISIONS
12.1Use of the Institute's Name. Licensee agrees that it will not use in any way the name "The Institute for Systems Biology" or any logotypes or symbols associated with the Institute or the names of any of the Institute's faculty members, scientists, researchers, employees, officers, trustees, directors, or agents without the prior written consent of the Institute except as necessary to comply with law, as a result of judicial process, or as is customary in financing, licensing, corporate partnering and strategic alliance transactions.
12.2Confidentiality. Each Party agrees to maintain the Confidential Information (defined below) of the other Party in confidence, and to use the same only in accordance with the terms of this Agreement.
For purposes of this Agreement, "Confidential Information" means any information that is disclosed by either Party to the other in connection with this Agreement and which is specifically designated as confidential in writing, or if disclosed orally is confirmed in writing as being confidential within thirty (30) days of disclosure, except that the receiving Party will have no obligation of confidentiality with respect to any information designated as confidential by the disclosing Party that is:
(a)Known to the receiving Party at the time of disclosure thereof, as demonstrated by documentary evidence; or
(b)At the time of disclosure, or thereafter, generally publicly available without the fault of the receiving Party; or
(c)Subsequently disclosed to the receiving Party, its employees, or other duly designated representatives, by any third party not under a secrecy obligation to the disclosing Party;
(d)Independently developed by the receiving Party without reference to Confidential Information of the disclosing Party, as demonstrated by documentary evidence;
(e)Required, by law, regulation or action of any governmental agency or authority, to be disclosed, provided that the receiving Party shall provide reasonable advance notice to enable the disclosing Party to seek a protective order or otherwise prevent such disclosure; or
(f)Disclosed by the receiving Party with the prior written consent of the disclosing Party.
Each Party (a) shall treat as confidential all Confidential Information provided by the other Party, (b) shall not use such Confidential Information except as expressly permitted under the terms of this Agreement or otherwise authorized in writing by the disclosing Party, (c) shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of such Confidential Information by its employees, agents, representatives, contractors or consultants, and (d) shall not disclose such Confidential Information to any Third Party except as may be expressly allowed under this Agreement. Without limiting the foregoing, each of the Parties shall use at least the same procedures and the highest degree of care to prevent the disclosure of Confidential Information as it uses to prevent the disclosure of its own confidential information of like importance, and shall in any event use no less than reasonable procedures and a reasonable degree of care. The foregoing obligation of confidentiality will survive for a period of five (5) years following the termination of this Agreement. Each Party will promptly notify the other Party upon discovery of any unauthorized use of disclosure of the other Party's Confidential Information.
The Parties agree that due to the unique nature of the Confidential Information, there can be no adequate remedy at law for any breach of the receiving Party's obligations under this Agreement, thereby resulting in irreparable harm to the disclosing party. Therefore, notwithstanding Section 7.2(c) hereof, upon any such breach of this Section 12.2 or any threat thereof, the disclosing Party shall be entitled to seek appropriate mandatory or negative injunctive relief.
Notwithstanding anything in this Agreement or in any other written or oral understanding or agreement to which the Parties hereto are parties or by which they are bound, each Party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement and may at any time disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a "confidential transaction" in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent.
12.3Indemnity. Licensee will defend, indemnify and hold Institute harmless against all liabilities, demands, damages, expenses (including reasonable attorneys' fees and costs), or losses in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including, without limitation, actions in the form of tort, warranty, or product liability, and regardless of whether such action has any factual basis) concerning (1) any product, process or service that is made, used, sold, offered for sale, imported, performed or otherwise disposed pursuant to any right or license granted under this Agreement, and (2) the negligent acts or omissions or willful misconduct of Licensee, sublicensees, or customers, employees or agents of the foregoing.
12.4Insurance. Licensee will for so long as Licensee manufactures, uses or sells any Licensed Product(s), maintain in full force and effect policies of (i) worker's compensation and/or employers' liability insurance within statutory limits, (ii) general liability insurance (with broad form general liability endorsement) with limits of not less than one million dollars ($1,000,000) per occurrence and a $2,000,000 annual aggregate and (iii) occurrence basis, products liability insurance, with limits of not less than five million dollars ($5,000,000) per occurrence and a $5,000,000 annual aggregate, provided that such policy shall be obtained no later than thirty (30) days prior to delivery of a Licensed Product to a third-party customer. Such coverage(s) will be purchased from a carrier or carriers deemed reasonably acceptable to the Institute with no annual aggregate and will name the Institute as an additional insured. Upon request by the Institute, Licensee will provide to the Institute copies of said policies of insurance.
12.5The Institute's Disclaimers. Neither the Institute, nor any of its faculty members, researchers, trustees, officers, employees, directors, or agents assumes any responsibility for the manufacture, sale or use of the Licensed Products.
12.6Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party wit be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party without the prior written consent of the other Party. Nothing in this relationship will be construed to create a joint venture, agency, partnership, fiduciary or other similar relationship between the Parties.
12.7Corporate Power. Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate authority to enter into this Agreement and to carry out the provisions hereof.
12.8Due Authorization/Ownership/No Suit/Validity. Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. Except for the rights, if any, of the Government of the United States, the Institute represents that, to the best of its current knowledge (without investigation outside of the Institute as to such representations), (a)

it is the sole owner of the Licensed Patents, (b) and that all applicable assignments have been recorded, and (c) no action, suit or claim has been initiated or threatened with respect to the Licensed Patents.
12.9Binding Obligation. Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any license, agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation or any court, government body or administrative or other agency having authority over it.
12.10DISCLAIMER OF WARRANTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INSTITUTE MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR MERCHANTABILITY. IN ADDITION TO AND NOT TO LIMIT THE FOREGOING, INSTITUTE SHALL HAVE NO LIABILITY FOR, AND INSTITUTE MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND REGARDING THE PATENTABILITY, VALIDITY AND/OR SCOPE OF THE LICENSED PATENTS (IN WHOLE OR IN PART) OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE LICENSED PATENTS OR LICENSED PRODUCTS ARE OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF INSTITUTE OR OF THIRD PARTIES.
12.11Limitation of Liability. Neither Party will be entitled to recover from the other Party any special, incidental, exemplary, consequential or punitive damages in connection with this Agreement or any license granted hereunder.
12.12Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, will fail to do so, any such failure or neglect by such Party will not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.
12.13Reformation. The Parties hereby agree that neither Party will violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries applicable to this Agreement; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination will be inoperative in such country or community or association of countries, and the remainder of this Agreement will remain binding upon the Parties hereto.
12.14Force Majeure. No liability hereunder will result to a Party by reason of delay in performance caused by force majeure that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material as equipment.
12.15Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and will supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement or understanding bearing on this Agreement will be binding upon either Party hereto unless it is in writing and signed by the duly authorized officer or representative of each of the Parties and it expressly refers to this Agreement.
12.16Paragraph headings. The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.
12.17Attorneys' Fees. In the event of a dispute between the parties hereto or in the event of any default hereunder, the Party prevailing in the resolution of any such dispute or default will be entitled to recover its actual attorneys' fees, expert witness fees and other costs incurred in connection with resolving such dispute or default whether in an original action of an appeal.

12.18Counterparts. This Agreement may be signed in counterparts each of which will be deemed an original, and both of which together will constitute on and the same instrument. Signatures may be transmitted by facsimile, thereby constituting the valid signature and delivery of this Agreement.
12.19Product Marking. Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate "Patent Pending" status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve Institute patent rights in such countries.
12.20Survival. The rights and obligations of the Parties under Sections 5, 7.4, 9, 10, 11 and 12 shall survive the termination of this Agreement.
12.21No Endorsement. By entering into this Agreement, Institute does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by Institute, its faculty members, scientists, researchers, employees, officers, trustees, directors, and agents.
IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement by their duly authorized officers and representatives effective as of the Effective Date.
Institute for Systems Biology            NanoString Technologies, Inc.
By: /s/ Louis R. Coffman     By: /s/ Krassen Dimitrov
Name: Louis R. Coffman     Name: Krassen Dimitrov
Title: VP - COO     Title: CEO, President

APPENDIX A
LICENSED PATENTS
1.US. Patent Application No. 09/898,743, "Methods for Detection and Quantification of Analytes in Complex Mixtures", filed July 3, 2001.
2.PCT Patent Application No. PCT/US02/21278, "Methods for Detection and Quantification of Analytes in Complex Mixtures", filed July 3, 2002.

APPENDIX B
LABORATORY NOTEBOOKS

Notebook No.
184
273
347
378
481
508